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                                                                     EXHIBIT 5.1



                             [NEXTCARD LETTERHEAD]



                                  June 8, 1999

NextCard, Inc.
595 Market Street - Suite 1800
San Francisco, CA  94105


        Re: Proposed Offering of up to 13,624,147 Shares of Common Stock Pursuant to the NextCard, Inc. 1997 Stock Plan and the NextCard, Inc. Employee Stock Purchase Plan


Ladies and Gentlemen:

I am the duly appointed and acting General Counsel and Secretary of NextCard, Inc., a Delaware corporation (the "Company"). This opinion is being rendered in connection with the proposed offering of up to 13,624,147 shares of Common Stock (the "Shares") to be issued pursuant to the NextCard, Inc. 1997 Stock Plan and the NextCard, Inc. Employee Stock Purchase Plan (collectively the "Plans"). The Shares are the subject of a registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

In my capacity as counsel and for the purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Company's Amended and Restated Certificate of Incorporation, By-laws, resolutions of the Company's Board of Directors and such other documents and corporate records as I have deemed necessary or appropriate for the giving of this opinion.

Based upon my examination, I am of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Registration Statement and the Plans, and, when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with and
(c) in the case of options issued under the Plans, the Shares have been paid for, the Shares so issued will be legally issued and will be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.



                                        Very truly yours,

                                        /s/ Robert Linderman

                                        Robert Linderman
                                        General Counsel & Secretary